Exhibit 99.1

NEWCASTLE INVESTMENT CORP.

Newcastle Corrects Ex-Dividend Date Applicable to the Dividend Payable in Respect of the

Company’s Common Shares for the Second Quarter of 2011

New York, June 20, 2011 – On June 17, 2011, Newcastle Investment Corp. (the “Company”) issued a press release announcing that the Company’s Board of Directors had declared dividends in respect of both its common shares and preferred shares. Based on information provided to the Company by the New York Stock Exchange, that press release stated that the ex-dividend date applicable to the dividend payable in respect of the Company’s common shares for the second quarter of 2011 was June 29, 2011. Today, the New York Stock Exchange informed the Company that this date is incorrect.

Instead, the New York Stock Exchange has informed the Company that the correct ex-dividend date applicable to the dividend payable in respect of the Company’s common shares for the second quarter of 2011 is June 30, 2011.

About Newcastle

Newcastle Investment Corp. invests in real estate debt and other real estate related assets. Newcastle is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. Newcastle is managed by an affiliate of Fortress Investment Group LLC, a global investment manager. For more information regarding Newcastle Investment Corp. or to be added to our e-mail distribution list, please visit www.newcastleinv.com.

Contact: Investor Relations, 212-479-3195, Investorrelations@newcastle.com